IP AGREEMENT

BETWEEN

WILLIAM HARRY MOOK JR (“Licensor) AND

ZEECOL INTERNATIONAL, INC. (“Licensee”)

TIDS AGREEMENT is made on 12th day of May 2017

BETWEEN	William Harry Mook Jr. of Christchurch, New Zealand, Company Director (“the Licensor”)

AND	Zeecol International, Inc. a Florida corporation, based in Christchurch, New Zealand for itself and as trustee for its future subsidiaries and assignees (“the Licensee”) (both Licensor and Licensee referred to together hereinafter as “the Parties”).

BACKGROUND;

A	The Licensor is based in Christchurch and is engaged inter alia in the invention, manufacture, production and sale of certain products which he has developed through research and development in order to benefit the public on a worldwide scale.

B	The Licensor holds the intellectual property and copyright to the methods and substances of the products.

C	The Licensor has agreed to grant and the Licensee has agreed to take the Exclusive License.

D	Although an Exclusive License has been discussed before between the Parties, this Exclusive License Agreement supersedes any prior arrangements, discussions, agreements, etc.

IT IS AGREED as follows:

1 Definitions

In this agreement:

“Business Days” means a day other than Saturday, Sunday or any day on which banks located in any part of New Zealand are authorized or obligated to close and includes a period commencing on 24 December in any year and ending on 5 January of the following year both days inclusive. A Business Day will be deemed to commence at 9.00am and to terminate at 5.00pm.

“Commencement Date” means 12, May 2017.

“Copyright” means the copyright subsisting in the original method and products.

“Exclusive Master License” means the right to access, receive and supply products and in conjunction with the Licensor to manufacture and produce products and for the purposes of any trade or business to sell, offer for sale or sub-license for use on such terms and conditions as the Licensee shall in its absolute discretion deem appropriate (including but not limited to the requirement for sub-licensees to purchase licenses and pay royalties to the Licensee) to any and all persons wherever situated and to the granting of sub-licenses under and in the terms and conditions of this agreement to all persons.

“Goods” means all products produced or manufacturedc by the Licensor and I or the Licensee.

“GST” means Goods and Services Tax as calculated and payable in terms of the Goods and Services Act 1985.

“Improvements” means modifications to, improvements in, developments from or additions to products and shall include promotional material.

“Net Sales” means the total revenues of the Licensee based on gross invoiced sales of the Products and excluding GST and other taxes (excepting taxes assessed in relation to the Licensees income and company tax), discounts, allowances, credits for returns, rebates, import duties and other governmental charges, freight and transportation charges and insurance of Products.

“Option” means the sixty (60) day option excisable in writing by the Licensee over Products other than those for the treatment of animal waste in which the Licensor holds The IP and/or the copyright.

“Person or Persons” shall include individual s (whether masculine or feminine), the Crown and any public body or local authority, and any board, incorporated or unincorporated society, company, firm, partnership, limited partnership, trustee corporation, trust, charitable body and any other body of persons, whether incorporated or not.

“Products means any products developed by the Licensor for the treatment of animal waste including but not limited to those developed by the Licensor for the Licensee and any other products in respect of which the Licensee shall later exercise the Option including any components of and modifications made to such products for any reason including but not limited to any component in the products or any governmental restriction that prohibits the sale of the unmodified products for any reason.

“Subsidiary” shall have the meaning ascribed to it by Section 5 Companies Act 1993.

“The IP” means the intellectual property rights to the methods and substances held by the Licensor in the products.

“Unit” means a single product being a Licensed Product.

2 The Grant

2.1	Grant of Master License. The Licensor grants to the Licensee the Exclusive Master License on the basis that the Licensor may continue to use the Products to serve its existing and future clients but:

(a) cannot sell Products as herein defined to any other persons;

(b) enter into arrangements other than those contemplated by this agreement to commercialise the Products In New Zealand.

2.2	Exclusive Master Licence. The Exclusive Master Licence and the rights granted under this agreement are exclusive to the Licensee and may be exercised anywhere and no other Licence of any kind or all or any of such rights shall be granted by the Licensor to any other person to operate anywhere until this Exclusive Master Licence is terminated.

2.3	Sub-Licensees. In granting this Exclusive Master Licence the Licensor recognises and acknowledges that sub-licenses may be granted by the Licensee to other persons and agrees to treat such persons on the same terms and conditions as the Licensee in relation to the products they require for the industry sector and area to which their sub-licence extends and agrees to treat their sub-licence rights in the same way and manner as he would treat the Licensee under this agreement..

3 Payments, Consideration and Supply

3.1	Base payments. The Licensee will pay the licensor annually:

(a) The sum of NZ$ 100,000 minimum or such larger amounts as are agreed to in advance for the second and subsequent years; The payments shall be made quarterly in arrears.

(b) A royalty amounting to 8% of the net sales of the Products payable quarterly in arrears.

3.2	Sub-License Receipts. The Licensee shall pay to the Licensor:

(a) one-third of the proceeds that it shall receive for the grant of any sub-licence to third parties immediately on their receipt by the Licensee and will promptly provide a copy of any sub-licence document it enters into to the Licensor;

(b) Twenty per cent (20%).of all royalties payable by the Sub-Licensee to the Licensee with payment to be made to the Licensor by no later than I April for the proceeding year.

3.3	Interest. The Licensor declares his interest in the Licensee as a Director and his indirect interest in the shareholding of the Licensee and the Licensee acknowledges that it is aware of this situation.

3.4	Payment of royalties. The licensee shall keep true and particular records and accounts of all insert as appropriate. Within 30 days of the last days of, March, June and September and within 60 days of December of each year, and within 30 days of the termination or expiry of this agreement, the licensee shall furnish to the licensor a report in writing containing full particulars of sales of Products during the preceding 3 month period. The licensee shall report the sum for royalties due to the licensor for each period and shall, with each statement, remit to the licensor the royalties shown in such statement to be due. With the report to be furnished within 30 days of the end of March of each year the licensee shall remit to the licensor the balance of any minim um royalty which fell due with that report after deducting earned royalties for the preceding 12 months. The licensee will ensure that a provision be included in all sub-licences to enable the effective operation of this provision.

3.5	Records. The Licensee will keep complete and accurate records in sufficient detail to permit the accuracy of calculations of all royalty payments and will require sub-licensees to do likewise. Such records shall be retained by the licensee and any sub-licensee for no less than a seven (7) year period following the year in which any such payments were made. On one occasion during a calendar year the Licensor will have the option to engage at its own expense a Chartered Accountant to examine in confidence such records kept by the Licensee and any sub-licensee the correctness of all or any royalty payments . The report of such Chartered Accountant will be limited to a certificate verifying any report made or payment submitted by the Licensee during such period but may include in the event of the Chartered Accountant being unable to verify the correctness of any such payment, information relating to why such payment is unverifiable . All information contained in any such certificate shall be deemed to be confidential information hereunder. If any audit performed shall indicate that any royalty payment was underpaid then the Licensee will immediately pay the Licensor the amount of the underpayment.

3.6	Product Fee. The Licensee will pay to the Licensor a product fee of a negotiated amount on a case by case basis for each of the Products immediately on the production by the licensee of such product.

3.7	No Competition . The Licensor and its associates will not sell, supply or licence any of its products to any person or persons who have not been prior approved by the Licensor or any of its associates and will direct any enquiries it receives from such persons to the Licensee and advise the Licensee of the name and details of such persons.

4 Copyright and the IP

4.1	Licensor’s Warranty. The Licensor warrants that he is the owner of The IP and the Copyright and is entitled to enter into this agreement.

4.2	Licensee’s Acknowledgement. The Licensee acknowledges that the Licensor is the owner of The IP and the Copyright and agrees not to cause or permit anything that may damage or endanger The IP or the Copyright or the Licensor ‘s title to The IP and/or the Copyright.

4.3	Notice of Infringement. The Licensee shall give notice in writing to the Licensor of any infringement or threatened infringement of the IP or the Copyright which shall come to the notice of the Licensee.

4.4	Action Against Infringements. In the event of any infringement of the IP and/or the Copyright, if the Licensor thinks fit the Licensor shall take action to stop the infringement. The Licensor may take action at the Licensor ‘s expense to stop any infringement. The Licensee may, if the Licensor refuses to do so, take action on the Licensor’s account and in the Licensor’s name, if the Licensee can show that the Licensor’s refusal was unreasonably or arbitrarily withheld .In taking action on the Licensor’s account the Licensee will indemnify and keep indemnified the Licensor against all costs and expenses in respect of such action.

4.5	Alleged Infringement of Another’ s Rights. In the event that the Licensee ‘s trade or business as licenced under this agreement is claimed to infringe any third party’s rights the parties shall discuss how best to handle such a claim.

4.6	Patents. The Licensor may obtain patents in relation to the Products and where directed by the Licensee will apply for patents in relation to a specified Product or Products provided that the Licensee pays all costs and expenses associated with securing such patent rights.

5 Improvements

5.1	Notice of Improvements. All Improvements and all new developments relating to the Products to which the Licensor or Licensee shall become entitled, or which shall be devised by the Licensor or Licensee, shall without delay be disclosed in confidence to the other parties.

5.2	Improvements by Licensor. All improvements devised by or to be put in place by the Licensor shall be notified to the Licensee as soon as practicable.

6 Confidentiality

6.1	Confidential Information

(a) “Confidential Information” in this clause includes all inventions, techniques and information regarding the current or future business interests, methodology or affairs of either party or any person or entity with which they may deal or be concerned with and which has not previously been made public.

(b) Such Confidential Information includes matters of a technical nature, research and development information , notes, products, know-how, trade secrets, engineering or other data, specifications, processes, formulae, manufacturing, planning or marketing procedures, techniques or information, accounting procedures or financial information.

(c) Such Confidential Information also includes the possible or likely function, purpose or application of the above items whether in the current activities of either party or fields to which the activities of either party may reasonably extend from time to time; any part of, or improvements to the above items; any recommendation , test or report of either party or any of its consultants or agents in connection with the above items; and whether such Confidential Information is oral, written, recorded or stored by electronic, magnetic, electromagnetic or other process or otherwise in a machine readable form; translated from the original form, recompiled, made into a compilation, partially copied, modified , updated or otherwise altered; originated or obtained by, or coming into the possession, custody, control or knowledge of, either party performing its obligations under this agreement.

6.2	Access. Each party acknowledges that in the course of the performance of its obligations under this agreement, or otherwise, it may obtain access to, or become aware of Confidential Information which is owned by or lawfully in the possession of the other party.

6.3	Non-disclosure. Each party agrees not to disclose, communicate to or place at the disposal of any third party, the Confidential Information in any form or by any means and to keep the Confidential Information in the strictest confidence.

6.4	Authorised Disclosure. If one party authorises the other party to disclose any Confidential Information to any person that party agrees prior to such disclosure if called upon by the authorising party, to have such person sign an acknowledgement, to the effect that the information is disclosed to that person in confidence.

6.5	Use. Other than in accordance with the terms of this agreement each party agrees not to use, or modify the other’s Confidential Information for its own benefit or the benefit of any other person.

6.6	Safe Custody. To ensure the continued proprietary and confidential nature of the Confidential Information each party agrees to:

(a) initiate and maintain a system for the proper and secure custody of any Confidential Information within its custody or control; and

(b)  maintain complete and accurate records of the location of the Confidential Information within its custody or control (including all copies); and

(c) obtain the signature of confidentiality undertakings by its advisers, employees, and contractors, if reasonably required by the other parties .

6.7	Re-delivery. If any party so requests upon reasonable notice, the other party agrees immediately to:

(a) disclose and deliver to, or do everything necessary to procure the d disclosure and delivery to, the requesting party or as it may direct, all Confidential Information (including copies) which is in a physical form whether those copies are in the same form as the original or capable of being recreated into such or other form by any method;

(b) deliver any part of the Confidential Information which is stored by any means by which no original or copy is kept at the relevant time (but by use of any method, an original or copy may be re-created) by creating and delivering a printed copy of such Confidential Information to the requesting party or as it may direct, and then destroying the means of re-creation so as to prevent the future recreation of such Confidential Information ;

(c) certify in writing to the requesting party that it has returned all forms of Confidential Information and that it no longer has any part of the Confidential Information in its possession , custody or control;

(d) ensure that the requesting party, its officers or agents have access to the premises in which Confidential Information may be, or is supposed to be, or has been kept from time to time.

7 Term and Termination

7.1	Term. Unless earlier terminated for breach , this agreement shall begin at the Commencement Date and shall continue until the earliest of the following:

(a)	the parties mutually agree in writing to terminate this agreement; or

(b)	the Licensee notifies the Licensor and the IP Owner that it no longer wishes to continue to trade and do business under the Exclusive Licence and that all sub-licenses have been terminated or other arrangements have been made to the satisfaction of the Licensor: or

(c)	the expiry of a period of twenty (20) years from the commencement date or such further extended period that the parties may agree; or.

(d)	if within twenty-four (24) months of the date of this agreement the Licensee is unable to raise additional capital in an amount equal to or in excess of NZ $5,000,000.00; or

(e)	the Licensee cancels this agreement at any time upon two (2) month’s notice that the agreement where it can demonstrate that the agreement has become financially unfeasible.

7.2	Termination by Breach. This agreement may be terminated by a party by written notice if the other party commits a breach of this agreement and has failed to remedy the breach within 30 business days of receipt of written notice from the other party requiring it to do so.

7.3	Some Events of Breach. If:

(a)	the Licensee has a receiver appointed for the whole or any part of its assets, or if an order is made or a resolution is passed for its winding up (unless as a part of a scheme for reconstruction or amalgamation); or

(b)	51 % or more of the shareholding of the Licensee should change from that at the date of this agreement without the consent of the Licensor and such consent shall not be unreasonably or arbitrarily withheld; or

(c)	the Licensee takes any action or causes or induces or supports any action to call into question the validity of the I P or copyrights, then the Licensor may by notice to the Licensee immediately terminate this agreement.

7.4 Certain Parts of Agreement to Subsist. Termination of this agreement In any manner shall be without prejudice to the remedy of the Licensor to recover any payments then due and to the remedies of all parties in respect of any breach of this agreement. Such termination shall not prevent the sale by the Licensee of any Product which has been manufactured or is in the course of being manufactured in terms of the licence at the time of giving notice terminating this agreement.

8 Miscellaneous Clauses

8.1	Actions. Each party to this agreement shall give to the other party immediate notice of any suit or action filed and prompt notice of any claim made against the party arising out of the performance of this agreement.

8.2	Disputes Resolution. Any dispute between the parties hereto that arises in relation to this Agreement must be referred in the first instance to non-binding mediation.

The non-binding mediation procedure is:

(a) The party wishing to resolve a dispute by mediation (“the notifying party”) must give notice in writing of the dispute to the other party.

(b) The notice must state that a dispute has arisen and provide particulars of the dispute.

(c) When a notice of dispute is given in accordance with this agreement the parties will appoint a mediator by agreement within 14 business days, failing agreement the notifying party may request the then President of the Canterbury-Westland Branch of the New Zealand Law Society (or his or her nominee) to appoint a mediator.

(d) The parties will cooperate with the mediator in an effort to resolve the dispute.

(e) If the dispute is settled then the terms of settlement will be written up by the mediator and signed by the parties to the dispute.

(f) If the dispute is not settled within 30 business days of the appointment of the mediator, or within any extended time that the parties agree to in writing then the parties will no longer be bound by this mediation provision.

(g) The parties to this Agreement agree that all written statements given to the mediator or to each of them and any discussions between the parties or between any of the parties and the mediator during the mediation are inadmissible in legal or arbitral proceedings by any party other than the party that made them.

(h) The parties to any dispute will share equally the cost of the mediator ‘s fees and costs including travel, room hire and refreshments.

(i) Nothing in the forgoing provisions shall prevent any party to this agreement from seeking urgent interlocutory relief from any court of competent jurisdiction.

(j) Any dispute which is not settled by mediation is, at the notifying party ‘s election, to be referred either to a court of competent jurisdiction or to arbitration in accordance with the Arbitration Act 1996 or any re-enactment of it.

8.3	Entire Agreement. This agreement sets out the entire agreement and understanding between the parties relating to the trade and business licenced hereunder and no modifications or amendments shall be effective unless made in writing and signed by the parties to this agreement.

8.4	Good Faith. The parties agree to do any and all acts and things to execute and deliver any and all papers and documents necessary or appropriate to effect the intent and purpose of this agreement and to act with the utmost good faith in all matters.

8.5	Waiver. Any waiver by any party of any rights arising from any breach of any term of this agreement shall not be construed as a continuing waiver of other breaches of the same or other terms of this agreement by the other party.

8.6	Severability. Should any part or provision of this agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction , the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to such extent as possible, the original business purpose of the part or provision in a valid and enforceable manner, and the remainder of the agreement shall remain binding on the parties.

8.7	Headings. Headings contained in this agreement have been inserted merely to facilitate reference and shall have no bearing upon the interpretation of any of the provisions of this agreement.

8.8	Plurals and Gender. In this agreement the singular includes the plural and vice versa, and each gender includes every other gender.

8.9	Notices. Any and all notices herein prescribed shall be in writing and transmitted by personal delivery, by a nationally recognized delivery service for fast delivery or by email to the respective parties as follows:

Licensor: Cl- 57 A Nayland Street, Sumner, Christchurch, New Zealand EmaiI: admin@canterbury legal.co.nz

Licensee: 57A Nayland Street, Sumner Christchurch 8081 Email: william.mook@zeecol.com

Each of the Parties will give notice to the other of the change or acquisition of any address or telephone, cell phone or email address at the earliest possible opportunity but in any event within 48 hours of any such change or acquisition.

8.10	Partnership or Agency. Nothing in this agreement shall create a partnership or agency between the parties un less expressly provided.

8.11	Force Majeure. No party shall be responsible to the others for delay or failure in performance of any of the obligations imposed by this agreement, provided that such failure shall be occasioned by fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, failure of machinery or equipment or supply of materials, discontinuity in the supply of power, court order or governmental interference, civil com motion, riot, war, strikes, labour disturbances, transportation difficulties, labour shortage, natural genetic variations of any living matter or by any cause of like or unlike nature beyond the reasonable control and without the fault or negligence of any party.

8.12	Indemnification. The Licensee shall indemnify and hold harm less the Licensor in respect of all liabilities, costs, claims or demands arising out of or incidental to the actions of the licensee or sub-licensees under this agreement except where such liabilities, costs, claims or demands are the result of negligence on the part of the Licensor.

8.13	Governing Law.

(a) This Agreement is governed by New Zealand law in every particular including formation and interpretation and shall be deemed to have been made in New Zealand.

(b) Any proceedings arising out of or in connection with this Agreement may be brought in any court of competent jurisdiction in New Zealand.

(c) The submission by the parties to such jurisdiction shall not limit the right of any party to commence any proceedings arising out of this Agreement in any other jurisdiction it may consider appropriate.

(d) Any notice of proceedings or other notices in connection with or which would give effect to any such proceedings may without prejudice to any other method of service be served on any party in accordance with the notice service provisions in clause 8.9.

8.14	Counterpart Execution. This agreement may be executed in two or more counterparts, all of which will together be deemed to constitute one and the same agreement. A party may enter into this agreement by signing a counterpart copy and sending it to the other party including by email.

8.15	Costs. Each of the parties will pay the costs and expenses incurred by it in connection with this agreement.

IN WITNESS whereof this agreement has been executed the day and year first hereinbefore written.

SIGNED by the said
/s/ William Harry Mook Jr

SIGNED by
Zeecol International, Inc.

By:	/s/ William Harry Mook Jr.
Name:	William Harry Mook Jr.
Title:	Chief Executive officer